AGREEMENT FOR

                      DESIGN CONSULTANT SERVICES



                                BETWEEN



                        LEGG MASON TOWER, INC.



                  Hereinafter Referred to as Owner



                                 AND



                         RTKL ASSOCIATES INC.



            Hereinafter Referred to as Design Consultant




                              FOR THE



                LEGG MASON HEADQUARTERS PROJECT






                    DATE:  November 8, 1996



           AGREEMENT FOR DESIGN CONSULTANT SERVICES


                      TABLE OF CONTENTS

                                                                  Page

Article 1  Definitions...............................................1

Article 2  Relationship of the Parties...............................3

Article 3  Basic Services............................................5

Article 4  Compensation..............................................8

Article 5  Period of Services.......................................10

Article 6  Owner's Responsibilities.................................10

Article 7  Additional Services......................................11

Article 8  Notices..................................................11

Article 9  Insurance................................................12

Article 10 Indemnification..........................................13

Article 11 Termination of Agreement.................................14

Article 12 Dispute Resolution.......................................15

Article 13 Successors/Assignment/Third Parties......................16

Article 14 Ownership of Documents/
              Confidential Information..............................16

Article 15 Additional Provisions....................................16

Exhibit A  Budget...................................................A1

Exhibit B  Program of Requirements..................................B1

Exhibit C  Management Plan..........................................C1

Exhibit D  Scope of Services....................................D1-D12

Exhibit E  Additional Services...................................E1-E3

                             AGREEMENT FOR
                       DESIGN CONSULTANT SERVICES

AGREEMENT made this 8th day of November, 1996, BETWEEN the Owner:  LEGG
MASON TOWER, INC. and the Design Consultant: RTKL ASSOCIATES INC. for Professional Services in connection with the Project known as: Legg Mason Headquarters (Interior Design for the Renovation of Floors 19-33 and Mechanical, Electrical, Plumbing, and Structural ("MEPS") Engineering for both Infrastructure Improvements and the Renovation of Floors 19-35 at 100 Light Street, Baltimore, Maryland).

The Owner and the Design Consultant agree as set forth below:


                                 ARTICLE 1
                                DEFINITIONS

The following words and phrases where appearing in initial capitalization, shall for the purposes of this Agreement have the following meanings:

1.1 PROJECT. The Project shall be the Legg Mason Headquarters (i.e. the relocation and consolidation of Legg Mason's facilities at 7 East Redwood Street and 111 South Calvert Street into 100 Light Street, Baltimore, Maryland).

1.2 SERVICES. The Services to be performed by the Design Consultant under this Agreement shall consist of the Basic Services and any Additional Services both as defined herein.

1.3 BASIC SERVICES. Basic Services shall consist of all architectural and engineering services necessary or advisable to design, construct, administer and complete the Project in accordance with the Project Documents, including, without limitation, the services specifically set forth in this Agreement and Exhibit D attached hereto, but excluding services specifically designated as Additional Services in Exhibit E attached hereto.

1.4 ADDITIONAL SERVICES. Additional Services shall consist of the architectural and engineering services agreed to be performed by the Design Consultant in connection with the Project but which are not specifically designated as Basic Services in this Agreement or Exhibit D attached hereto. A listing of potential Additional Services is included as Exhibit E.

1.5 WORK. The Work shall consist of the total construction, design and related services (excluding the Services rendered by the Design Consultant) performed on the Project.

1.6 PROJECT DOCUMENTS. The Project shall be completed in accordance with the following Project Documents which were prepared or approved by the Owner prior to the execution of this Agreement between the Design Consultant and the
Owner:

        1.  Project Budget, Exhibit A
        2.  Program of Requirements, Exhibit B
        3.  Management Plan, Exhibit C
The term "Project Documents" shall include other documents within the General Scope of the Project identified by the Owner or the Project Manager during the course of the Project; such other documents shall not increase the scope of services or liabilities of the Design Consultant from those identified in the Project Documents identified above or in this contract.

1.7     CONSTRUCTION CONTRACT DOCUMENTS.  The Construction Contract
Documents shall consist of the plans and specifications prepared by the Design Consultant, and any addenda and change orders thereto, and the Owner-Contractor agreement, all of which shall be compatible and consistent with this Agreement and the Owner/Project Manager Contract.

1.8 CONTRACTOR. The Contractor is the person or entity which enters into an agreement with the Owner to perform the construction of or any construction on the Project, including, without limitation, the providing of labor, materials, and equipment incorporated or to be incorporated into the Project. The term "Contractor" means the Contractor or its authorized representative, but excludes the Project Manager and the Design Consultant.

1.9 BASIC SERVICES COMPENSATION. Basic Services Compensation shall be the lump sum fee designated in Article 4 to be paid by the Owner to the Design Consultant in connection with the performance of the Basic Services by the Design Consultant.

1.10 ADDITIONAL SERVICES COMPENSATION. Additional Services Compensation shall be the fees determined in accordance with Article 7 to be paid by the Owner to the Design Consultant in connection with the performance of Additional Services.

1.11	REIMBURSABLE EXPENSES.   In connection with Additional Services,
Reimbursable Expenses are those actual expenditures made by the Design Consultant, its employees, or its Professional Consultants in the interest of the Project including but not limited to, all out-of-pocket expenses for travel and living expenses in connection with the Project, long distance telephone, telex, expressage, computer time, photocopies, professional consultants (other than those required for the performance of the Basic Services), and document reproduction.

1.12	OWNER/PROJECT MANAGER CONTRACT.  The Owner/Project Manager
Contract is the agreement between the Owner and the Project Manager dated July 12, 1996, for the performance of project management services on the Project.

1.13	PROGRAM OF REQUIREMENTS.  The Program of Requirements or "Program" is
the detailed written summary of the requirements of the facility which sets forth the Owner's design objectives, constraints and criteria, including space requirements and relationships, quality levels, flexibility and expandability, special equipment and systems and site requirements, as described in Exhibit B.

1.14	MANAGEMENT PLAN.  The Management Plan is the description and definition of the phasing, sequencing and timing of the major project activities for design, construction procurement, construction and occupancy as described in Exhibit C.

1.15	MASTER SCHEDULE.  A component of the Management Plan, the Master
Schedule is a graphic display of the major activities, phases, construction packages and key interfaces on a time scaled, precedence diagram.

1.16	LIST OF CRITICAL DATES.  A component of the Management Plan, the List of
Critical Dates is a milestone calendar of events and activities which prescribes the dates by which they must be accomplished in order to maintain the project schedule.

1.17	DESIGN PHASE CHANGE ORDER.  A Design Phase Change Order is the form of documentation from the Owner approving and authorizing a modification to the Program, Budget, Management Plan, Master Schedule, or previously approved Design Phase documents.


                                        ARTICLE 2
                                RELATIONSHIP OF THE PARTIES

2.1 DESIGN CONSULTANT SERVICES. The Design Consultant shall provide professional architectural/engineering services for the Project in accordance with the terms and conditions of this Agreement. The Design Consultant's performance of services shall be as professional consultant to the Owner to carry out the activities of Project design and construction administration and to provide the technical documents and supervision of Design Consultant services to achieve the Owner's Project objectives.

2.2 OWNER REPRESENTATION. The Project Manager is under separate contract with the Owner to provide project management services. The Project Manager has no design responsibilities of any nature. None of the activities of the Project Manager supplant or conflict with the design, budget or any other services and responsibilities customarily furnished by the Design Consultant or subconsultants in accordance with generally accepted architectural/engineering practices except as otherwise modified by this Agreement. The Design Consultant understands and agrees that the Project Manager is the Owner's exclusive representative to the Design Consultant and Contractor insofar as this Agreement is concerned. All instructions by the Owner to the Design Consultant relating to services performed by the Design Consultant will be issued or made through the Project Manager. All communications and submittals of the Design Consultant to the Owner and Contractor shall be issued or made through the Project Manager unless the Project

Manager shall otherwise direct. The Project Manager shall have the authority to establish procedures, consistent with this Agreement, to be followed by the Design Consultant and Contractor and to call periodic conferences to be attended by the Design Consultant, and his subconsultants, throughout the term of this Agreement.

Design Consultant understands and agrees that it is not a third party beneficiary of any contract between the Owner and the Project Manager or of their performance thereunder, and Design Consultant waives any rights, claims or causes of action it may have as an alleged third party beneficiary of any such contract or of the performance of the parties thereunder, and covenants not to sue the Project Manager as a third party beneficiary of any such contract or of the performance of the parties thereunder.

2.3     DESIGN CONSULTANT REPRESENTATION.

2.3.1	The Design Consultant shall provide to the Owner, through the Project
Manager, a list of all consultants which the Design Consultant intends to utilize relating to the Project. The list shall include such information on the qualifications of the consultants as may be requested by the Owner or the Project Manager. The Owner, through the Project Manager, reserves the right to review the consultants proposed, and the Design Consultant shall not retain a consultant to which the Owner, through the Project Manager, has a reasonable objection.

2.3.2.	The Design Consultant shall provide to the Owner, through the Project
Manager, a list of the proposed key project personnel of the Design Consultant and its consultants to be assigned to the Project. This list, Exhibit F, shall include such information on the professional background of each of the assigned personnel as may be requested by the Owner, through the Project Manager. Such key personnel and consultants shall be satisfactory to the Owner and shall not be changed except with the consent of the Owner unless said personnel cease to be in the Design Consultant's (or its consultants, if applicable) employ.

2.4 DIVISION OF RESPONSIBILITIES/SERVICES. The Design Consultant understands and agrees that should the Project Manager provide the Design Consultant with any estimating assistance, cost or time control recommendations or other consultation, recommendations or suggestions, any or all such activities on the part of the Project Manager or any other representative of the Owner shall in no way relieve the Design Consultant of the responsibility of fulfilling its obligations and responsibilities under this Agreement.

                                ARTICLE 3
                             BASIC SERVICES

3.1     SCOPE OF SERVICES.

3.1.1	The Basic Services to be provided by the Design Consultant shall be performed in the phases described hereinafter and shall include architectural, structural engineering, mechanical engineering, electrical engineering, plumbing engineering, and all other services customarily furnished by an architect/ engineer and its consultants in accordance with generally accepted architectural and engineering practices consistent with the terms of this Agreement, and specifically identified and described in Exhibit D attached hereto and made a part of this Agreement.

3.1.2	This Agreement describes the Design Consultant's Basic Services in seven phases. Each of these phases (Pre-Design, Schematic Design, Design Development, Construction Documents, Bid/Award, Construction, and Post-Construction) may be divided to facilitate bidding of separate trade contracts or phased construction activities. The Owner shall have the right to determine early, late and other separate contract awards and may modify the Management Plan to change the number and times of issue of various contract document packages at no additional compensation to the Design Consultant so long as there are no more than three (3) document packages (which packages are exclusive of individual material purchase orders, bid package alternates and rework by the Design Consultant of documents already completed.) The document packages provide for the following:
Operations and Corporate Technology floors (20, 21, and 25); balance of the floors (19, 22-24,and 26-33); and MEPS engineering only for floors 34 and 35.

3.2     DESIGN CONSULTANT'S PROFESSIONAL RESPONSIBILITY AND STANDARD OF CARE.

3.2.1	By execution of this Agreement, the Design Consultant covenants that
(a) it is an experienced architectural and engineering firm having the skill and the legal and professional ability necessary to perform all the Services required of it under this Agreement in connection with the design and construction of a project having the scope and complexity of the Project contemplated herein; (b) it has the capabilities and resources necessary to perform its obligations hereunder; and (c) it is familiar with all current laws, rules and regulations which are applicable to the design and construction of the Project (such laws, rules and regulations including, but not limited to, all local ordinances, requirements of building codes of city, county, state and federal authorities which are applicable to the Project, local sanitary laws and rules and regulations, and all orders and interpretations by governing public authorities of such ordinances, requirements, laws, rules and regulations in effect at the time of commencement of services on the Project), and that all drawings, specifications and other documents prepared by the Design Consultant shall be prepared in accordance with and shall accurately reflect and incorporate all such laws, rules and regulations, except that with respect to the Americans with Disabilities Act, all such laws, rules and regulations shall include only Title III of the Americans with Disabilities Act.

3.2.2	The Design Consultant hereby represents and agrees that the drawings, specifications and other documents prepared by the Design Consultant pursuant to this Agreement shall be complete and functional with respect to the requirements detailed in the Program, except as to any deficiencies which are due to causes beyond the control of the Design Consultant, and that the drawings, specifications and other documents will set forth a project, which if constructed in accordance with their requirements, shall be a complete and properly functioning facility suitable for the purposes for which it is intended.

3.2.3	The Design Consultant shall be responsible for any errors,
inconsistencies or omissions in the drawings, specifications, and other documents. While the Design Consultant cannot guarantee the various documents required herein to be completely free of minor human errors and omissions, it shall be the responsibility of the Design Consultant throughout the period of performance under this Agreement to use due care with professional competence. The Design Consultant will correct at no additional cost to the Owner any and all errors and omissions in the drawings, specifications and other documents prepared by the Design Consultant. The Design Consultant further agrees, at no additional cost, to render assistance to the Owner in resolving problems relating to the design or specified materials.

3.2.4	It is the responsibility of the Design Consultant to make certain that all drawings, specifications and other documents prepared by the Design Consultant are in accordance with applicable laws, statutes, building codes and regulations and that appropriate approvals of the drawings, specifications and other documents prepared by the Design Consultant are obtained from Federal, State and local governments.

3.3     PROJECT REQUIREMENTS.

3.3.1	Attached hereto and made a part of this Agreement as Exhibit A is
Project Budget, a component of which is the Project Construction Budget. The Project Construction Budget shall be defined as the total cost of constructing the Project, as illustrated in Exhibit A hereto. A component of the Project Construction Budget is the Construction Contract Award Price, hereinafter referred to as CCAP. The CCAP for this Project, or designated portion thereof, may be modified in writing only in the form of a Design Phase Change Order, executed by the Owner, Project Manager, and Design Consultant. The Design Consultant shall prepare drawings, specifications and other documents necessary so that the construction contract bid from a responsive, responsible bidding contractor, acceptable to the Owner and the Project Manager, will be within the CCAP.

3.3.1.1	During all phases of the Project the Owner shall have prepared such estimates as it deems necessary, to assure itself that the estimated Project cost is within the CCAP and the Design Consultant shall supply such data, information or estimates as the Owner may require to substantiate that the Project cost is within the CCAP.

3.3.1.2	With each Design Phase submittal and each interim, revisionary or subsequent design submittal of the Design Consultant to the Owner, the Design Consultant shall make the following statement in writing: "The drawings, specifications, and other documents submitted herewith, in my/our professional opinion, fulfill the Program of Requirements and have been prepared in accordance with the Design Consultant Services Agreement."

3.3.2	Incorporated herein and made a part of this Agreement by reference as
Exhibit B is the Program of Requirements which defines the physical and environmental parameters for the Project and establishes the design objectives and criteria. No deviations from the Program of Requirements shall be allowed without written approval for change, in the form of a Design Phase Change Order executed by the Owner, Project Manager and Design Consultant.

3.3.3	Incorporated herein and made a part of this Agreement by reference as
Exhibit C is the Management Plan for the Project which defines the sequence and timing of the design and construction activities. The Management Plan consists of the Master Schedule and the List of Critical Dates to be adhered to by the Design Consultant.

No deviation from the Master Schedule or Critical Dates shall be allowed without written approval in the form of a Design Phase Change Order executed by the Owner, Project Manager and Design Consultant. Should the Owner and Project Manager determine that the Design Consultant is behind schedule as a result of causes within the Design Consultant's control, the Design Consultant shall expedite and accelerate its efforts, including additional manpower and/or overtime, to maintain the approved design schedule at no additional cost to the Owner.

3.4     PROJECT CONFERENCES.

3.4.1	Throughout all phases of the Project, the Design Consultant and its consultants shall meet periodically with the Owner and Project Manager when reasonably requested. Attendees shall be as determined by the Owner and Project Manager. As a minimum, regularly scheduled meetings which the Design Consultant will attend include:

3.4.1.1	Design Consultant Orientation.

3.4.1.2	Pre-Design Conferences on a weekly basis.

3.4.1.3	Pre-Design Project Analysis Sessions, three days maximum.

3.4.1.4	Design Conferences on a weekly basis.

3.4.1.5	Pre-Bid Conference for each of three contract document packages.

3.4.1.6	Pre-Construction Conference for each of three contract document packages.

3.4.1.7	Construction Progress Meetings on a weekly basis for the construction management contract.

3.4.1.8	Substantial Completion, Final Completion and Completion of Warranty
Period Inspections for the construction management contract.

3.4.2	The Design Consultant shall be responsible for scheduling and attending any meetings necessary to properly coordinate the design effort including, without limitation, meetings with governing agencies, code officials and applicable utilities.


                                 ARTICLE 4
                               COMPENSATION

4.1     BASIC SERVICES COMPENSATION

The Owner shall compensate the Design Consultant in accordance with the terms and conditions of this Agreement, including the following:

4.1.1	For the Basic Services of the Design Consultant, Basic Services
Compensation shall be in the amount of Six Hundred Ninety Five Thousand Six Hundred Thirty Dollars ($695,630.00): RTKL's August 20, 1996 Proposal less Cost Consulting and Interior Architecture for Executive Space.

4.1.2	The Basic Services Compensation stated in paragraph 4.1.1 includes all compensation and other payments due the Design Consultant (manpower, overhead, profit, direct costs, etc.) in the performance of the Basic Services.

4.2 PAYMENTS TO THE DESIGN CONSULTANT. Payments on account of the Design Consultant shall be made as follows:

4.2.1	Payments for Basic Services shall be made monthly in proportion to services performed so that the compensation at the completion of each Phase shall equal the following percentages of the Basic Services Compensation.

Pre-Design Phase ............................................................12%
Schematic Design Phase ......................................................14%
Design Development Phase ....................................................21%
Construction Documents Phase ................................................31%
Bidding or Negotiations Phase ................................................2%
Construction Phase ..........................................................17%
Post-Construction Phase ......................................................3%
                                                                          ______
                                                                            100%

4.2.2	No deductions shall be made from the Design Consultant's Basic Services
Compensation on account of penalty, liquidated damages, retainage or other sums withheld from payments to Contractor.

4.2.3	If the Project is suspended for more than six months or abandoned in whole or in part by the Owner, the Design Consultant shall be paid compensation for services performed prior to receipt of written notice from the Owner of such suspension or abandonment, and all reasonable termination expenses resulting from such suspension or abandonment. If the Project is resumed after being suspended for more than six months, the Design Consultant's Basic Services Compensation shall be equitably adjusted.

4.3     ADDITIONAL SERVICES COMPENSATION.

4.3.1	With respect to any Additional Services, as described in Article 7 herein, performed by the Design Consultant hereunder, the Design Consultant and Owner shall negotiate an equitable adjustment to the Basic Services Compensation. However, if negotiations are not successful prior to the time the additional services are needed, the Owner may direct the Design Consultant to proceed with the Additional Services on a time spent basis with Additional Compensation Services to be computed as follows:

4.3.2	Employee's time at the fixed hourly rates set forth in Exhibit E.

4.3.3	Payments for Additional Services of the Design Consultant shall be made monthly upon presentation of the Design Consultant's statement of services, fully supported by invoices, time cards/records, and other documentation as reasonably requested by the Owner.

4.4 REIMBURSABLE EXPENSES. Reimbursable Expenses incurred while performing Basic Services or Additional Services shall be computed at a multiple of 1.0 times actual cost. Before incurring any Reimbursable Expenses, exclusive of reproduction costs associated with contract document packages, in excess of Two Thousand Dollars ($2,000.00), the Design Consultant must request and receive written authorization from the Owner, through the Project Manager.

4.5     ACCOUNTING RECORDS.

4.5.1	Records of the Design Consultant with respect to Additional Services and payroll, consultant and other expenses (including Reimbursable Expenses) pertaining to the Project, shall be kept on generally accepted accounting principals and shall be available to the Owner or its authorized representative for inspection and copying at mutually convenient times for three (3) years after project completion.

4.5.2	At the request of the Owner or its authorized representative the Design
Consultant will supply in a timely manner and certify as accurate, unaltered copies of all time sheets, invoices, and other documents to substantiate and document any and all Additional Services and Reimbursable Expenses.

                                ARTICLE 5
                            PERIOD OF SERVICE

5.1 Specific dates relating to the period of services are set forth in Exhibit C Management Plan.

5.2 Unless earlier terminated as provided in Article 11 hereof, this Agreement shall remain in force for a period which may reasonably be required for the Basic Services and Additional Services hereunder. However, the provisions of the Agreement relating to Professional Responsibility
(paragraph 3.2); Dispute Resolution (Article 12); Professional Liability coverage (Article 9); Indemnification (Article 10); and Ownership of Documents/ Confidential Information (Article 14) shall remain in effect after termination of the other provisions of the Agreement.

5.3 If the Project is delayed through no fault of the Design Consultant, all specific dates noted in the Master Schedule and List of Critical Dates that are affected by the delay will be adjusted by the number of calendar days of the delay, and the Master Schedule and List of Critical Dates will be revised accordingly.

5.4 If the Owner materially revises the Project, a reasonable time extension and/or credit shall be negotiated between the Design Consultant and the Owner.

5.5     Time is of the essence of this Agreement.


                               ARTICLE 6
                        OWNER'S RESPONSIBILITIES

6.1 The Owner shall provide full information regarding the requirements for the Project.

6.2 The Owner shall examine documents submitted by the Design Consultant and shall render decisions pertaining thereto promptly, to avoid unreasonable delay in the progress of the Design Consultant's Services.

6.3     Not used.

6.4     Not used.

6.5 The Owner shall pay for structural, mechanical, chemical and other laboratory tests, inspections and reports as required by law that are not otherwise called for in this Agreement.

6.6 The Owner shall furnish such legal, accounting, and insurance counseling services as the Owner may deem necessary for the Project, and such auditing services as it may require to ascertain how, or for what purposes, the Contractor has used the moneys paid to it under the Construction Contract.

6.7 All services, information, surveys and reports required of the Owner, shall be furnished at the Owner's expense. The Design Consultant shall review all such information with due care promptly upon receipt and shall advise the Owner of any inaccuracies or inconsistencies, or suspected inaccuracies or inconsistencies, detected by the Design Consultant in the course of its review.

6.8 The Owner shall furnish information and approvals required of it in a timely manner as required for orderly progress of the Work and shall endeavor to adhere as closely as possible with the time conditions for such Owner activities as set forth in all approved schedules for the Project. Any necessary adjustments to the Period of Service will be handled in accordance with
Article 5.

6.9 The Owner shall pay for all necessary permits, licenses, approvals, easements, assessments, and charges required for the construction, use or occupancy of the Project or any portion thereof.


                                   ARTICLE 7
                              ADDITIONAL SERVICES

7.1 Attached hereto and made a part of this Agreement as Exhibit E is the list of services which exceed the Scope of Basic Services under this Agreement. If any of these Additional Services are authorized in advance by the Owner in writing, the Design Consultant shall provide or obtain from others the authorized services.

7.2 The Owner will compensate the Design Consultant for authorized Additional Services performed as herein provided to the extent that they exceed the obligations of the Design Consultant under this Agreement.


                                   ARTICLE 8
                                    NOTICES

8.1 Any notice required by this Agreement or other communications to either party by the other shall be in writing and deemed given when delivered personally or five (5) days after deposit in the United States Post Office, postage prepaid certified mail, return receipt requested, addressed as follows, or to such other address as shall be duly given by notice meeting the requirement of this Article.

To Owner:                 Timothy C. Scheve
                          Senior Vice President and Treasurer
                          Legg Mason Wood Walker, Incorporated
                          Legg Mason Tower
                          111 South Calvert Street
                          P.O. Box 1476
                          Baltimore, Maryland  21203

To Design Consultant:         Kurt A. Haglund, AIA
                              Director, Washington Office
                              RTKL Associates Inc.
                              1250 Connecticut Avenue, N.W.
                              Washington, D.C.  20036


With Copy to Project Manager:         Thomas W. Seybold, J.D.
                                      Project Manager
                                      Heery International, Inc.
                                      100 East Pratt Street
                                      Suite 2410
                                      Baltimore, Maryland  21202


                                 ARTICLE 9
                                 INSURANCE

9.1 The Design Consultant shall purchase and maintain insurance for protection from claims under worker's or workmen's compensation acts; claims resulting from negligent acts or omissions for damages because of bodily injury, including personal injury, sickness, disease or death of any of the Design Consultant's employees or any other person; claims for damages because of injury to or destruction of personal property including loss of use resulting therefrom; and claims arising out of the performance of this Agreement and caused by negligent acts or omissions for which the Design Consultant is legally liable. Minimum limits of coverage shall be:

INSURANCE DESCRIPTION				Minimum Required Coverage

a.  Worker's Compensation                       Statutory

b.  Public Liability                            $1,000,000.00 Combined Limit
        Bodily Injury:  Each Person
        Bodily Injury:  Each Accident
        Property Damage:  Each Accident

c.  Automobile Liability & Property Damage	$1,000,000.00 Combined Limit
	Bodily Injury:  Each Person
	Bodily Injury:  Each Accident
	Property Damage:  Each Accident

d.  Professional Liability:                     $1,000,000.00 per Occurrence/
                                                $10,000,000.00 Annual Aggregate

9.2 Evidence of such insurance shall be furnished to the Owner, and the Owner shall receive thirty (30) days prior written notice of any cancellation, non-renewal or reduction of coverage of any of the policies. Upon notice of such cancellation, non-renewal or reduction, the Design Consultant shall procure substitute insurance such that the minimum limits of coverage are maintained continuously throughout the period of this Agreement.

9.2.1	The Design Consultant shall deliver to the Owner a certificate of insurance for its Professional Liability coverage annually, so long as it is required to maintain such coverage under paragraph 9.4.

9.3 All insurance policies (with the exception of Professional Liability) required under this Agreement shall name the Owner and the Landlord as an additional insured for the insurance and shall contain a waiver of subrogation against the Owner.

9.4 So long as the Professional Liability insurance referenced above remains available in the commercial insurance market, the Design Consultant shall maintain in force during the performance of this contract and for a period of five years after final completion of the Project, the Professional Liability insurance coverage referenced above.

                                   ARTICLE 10
                                INDEMNIFICATION

10.1	Notwithstanding anything to the contrary contained herein, the Design
Consultant shall indemnify and hold harmless the Owner, the Project Manager and their agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from (i) the Design Consultant's performance or failure to perform its obligations under this Agreement and (ii) any claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury to or destruction of personal property including the loss of use resulting therefrom and caused by any negligent act or omission of the Design Consultant, anyone directly or indirectly employed by the Design Consultant or anyone for whose acts the Design Consultant may be liable. Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this Article.

10.2	Notwithstanding to the contrary contained herein, the Owner shall indemnify and hold harmless the Design Consultant and its agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from (i) the Owner's performance or failure to perform its obligations under this Agreement and (ii) any claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury to or destruction of personal property including the loss of use resulting therefrom and caused in whole or in part by any negligent act or omission of the Owner. Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this Article.

10.3	Except as otherwise set forth in this Agreement, the Design Consultant and the Owner shall not be liable to each other for any delays in the performance of their respective obligations and responsibilities under this Agreement which arise from causes beyond their control and without their fault or negligence, including but not limited to, any of the following events or occurrences: fire, flood, earthquake, epidemic, atmospheric condition of unusual severity, war, state or local government acting in its sovereign capacity, and strikes. Owner shall not be liable to the Design Consultant for acts or failures to act by Project Manager, the Contractor or the Owner's consultants.

                                 ARTICLE 11
                          TERMINATION OF AGREEMENT

11.1	If (1), the Owner abandons the Project or the Project is stopped for more than six (6) months due to actions taken by the Owner, or under an order of any court or other public authority having jurisdiction, or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, or for any reason other than an act or fault of the Design Consultant or its agents or employees, or (2), the Owner has failed to substantially perform in accordance with the provisions of this Agreement due to no fault of the Design Consultant and such non-performance continues without cure for a period of thirty (30) days after the Owner receives from the Design Consultant a written notice of such nonperformance (including a detailed explanation of the actions of the Owner required for cure), the Design Consultant may, upon fifteen (15) days' additional written notice to the Owner, terminate this Agreement, without prejudice to any right or remedy otherwise available to the Owner, and recover from the Owner payment for all services performed to the date of the notice terminating this Agreement.

11.2	Upon the appointment of a receiver for the Design Consultant, or if the
Design Consultant makes a general assignment for the benefit of creditors, the Owner may terminate this Agreement, without prejudice to any right or remedy otherwise available to the Owner, upon giving three (3) working days written notice to the Design Consultant. If an order for relief is entered under the bankruptcy code with respect to the Design Consultant, the Owner may terminate this Agreement by giving three working days written notice to the Design Consultant unless the Design Consultant or the trustee: (1), promptly cures all breaches; (2), provides adequate assurances of future performance; (3), compensates the Owner for actual pecuniary loss resulting from such breaches; and (4), assumes the obligations of the Design Consultant within the statutory time limits.

11.3	If the Design Consultant persistently or repeatedly refuses or fails, except in cases for which extension of time is provided, to supply sufficient properly skilled staff or proper materials, or persistently disregards laws, ordinances, rules, regulations or orders of any public authority jurisdiction, or otherwise substantially violates or breaches any term or provision of this Agreement, then the Owner may, without prejudice to any right or remedy otherwise available to the Owner, and after giving the Design Consultant written notice, terminate this Agreement.

11.4	Upon termination of this Agreement by the Owner under paragraph 11.2 or
11.3 it shall be entitled to furnish or have furnished the Services to be performed hereunder by the Design Consultant by whatever method the Owner may deem expedient. Also, in such cases, the Design Consultant shall not be entitled to receive any further payment until completion of the Work; and the total compensation to the Design Consultant under this Agreement shall be the amount which is equitable under the circumstances. If the Owner and the Design Consultant are unable to agree on the amount to be paid under the foregoing sentence, the dispute shall be resolved in accordance with the provisions of Article 12.

11.5	The Owner may, upon thirty days' written notice to the Design Consultant terminate this Agreement, in whole or in part, at any time for the convenience of the Owner, without prejudice to any right or remedy otherwise available to the Owner. Upon receipt of such notice, the Design Consultant shall immediately discontinue all services affected unless such notice directs otherwise. In the event of a termination for convenience of the Owner, the Design Consultant's sole and exclusive right and remedy is to be paid for all work performed and to receive equitable adjustment for all work performed through the date of termination. The Design Consultant shall not be entitled to be paid any amount as profit for unperformed services or consideration for the termination of convenience by the Owner.

11.6	Should the Owner terminate the Design Consultant as provided for under this Article, the Owner will acquire the rights to all design documents, including the ownership and use of all drawings, specifications, documents and materials relating to the Project prepared by or in the possession of the Design Consultant. Upon receipt of payment in accordance with paragraphs 11.1 through
11.5 above, the Design Consultant will turn over to the Owner in a timely manner and in good unaltered condition all original drawings, specifications, documents and materials.

11.7	The payment of any sums by the Owner under this Article 11 shall not constitute a waiver of any claims for damages by the Owner for any breach of the Agreement by the Design Consultant.

                                   ARTICLE 12
                              DISPUTE RESOLUTION

12.1	If a dispute arises out of or related to this Agreement, or its alleged breach, and if that dispute has not been settled through direct discussions within a reasonable period, the parties to this Agreement agree to first endeavor to settle the dispute in an amicable manner by submitting the dispute to a mutually acceptable mediator under the Construction Industry Mediation Rules, before having recourse to a judicial forum. Each party further agrees that it will endeavor to follow a similar dispute resolution procedure to resolve any disputes against any third parties (including the Contractor and Project Manager) which arise out of or relate to the Work.

                                  ARTICLE 13
                            SUCCESSORS/ASSIGNMENT

13.1	This Agreement shall inure to the benefit of and be binding on the heirs, successors, assigns, trustees and personal representatives of the Owner, as well as the permitted assigns and trustees of the Design Consultant.

13.2	The Design Consultant shall not assign, sublet or transfer its interest in this Agreement without the written consent of the other, except that the Design Consultant may assign accounts receivable to a commercial bank or financial institution for securing loans, without prior approval of the Owner.

                                  ARTICLE 14
                 OWNERSHIP OF DOCUMENTS/CONFIDENTIAL INFORMATION

14.1	Drawings and Specifications as instruments of service are and shall remain the property of the Design Consultant except as provided for under paragraph 11.6 whether the Project for which they are made is built or not.
The unique aesthetic elements of said documents and design concept are not to be used by the Design Consultant on other projects; however, the typical details, sketches, instructions, and specifications regularly reused by the Design Consultant in the ordinary course of its business may be reused by Design Consultant. Said documents are not to be used by the Owner on other projects except by a written agreement with the Design Consultant or as provided for under paragraph 11.6.

14.2	In order for the Design Consultant to fulfill this Agreement effectively, it may be necessary or desirable for the Owner to disclose to the Design Consultant confidential and proprietary information and trade secrets pertaining to the Owner's past, present and future activities. The Design Consultant hereby agrees to treat any and all information gained by it as a result of the Services performed hereunder as strictly confidential. The Design Consultant further agrees that it will not disclose to anyone outside of the authorized Project team (i) Owner's trade secrets during the period of this Agreement or thereafter or (ii) Owner's confidential and proprietary information.

                                ARTICLE 15
                          ADDITIONAL PROVISIONS

15.1	Whenever renderings, photographs of renderings, photographs of models, photographs, drawings, announcements, or other illustration or information of the Project are released for public information, advertisement or publicity, appropriate and proper credit for architectural and other services shall be given to the Design Consultant and Project Manager respectively.

15.2	This Agreement and its Exhibits and Attachments represent the entire and integrated agreement between the Owner and the Design Consultant and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Design Consultant.

15.3	Unless otherwise specified, this Agreement shall be governed by the law of the State of Maryland, U.S.A.

15.4	If any one or more of the provisions contained in this Agreement, for any reason, are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.5	Except where specifically stated otherwise, all periods of time stated
in terms of days shall be considered periods calculated in calendar days.

15.6	The headings or captions within this Agreement shall be deemed set forth in the manner presented for the purposes of reference only and shall not control or otherwise affect the information set forth therein or interpretation thereof.

15.7	For the purpose of this Agreement unless the context clearly indicates otherwise, the singular includes the plural, and the plural includes the singular.

15.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute one and the same instrument, which shall be sufficient evidence by any one thereof.

This Agreement executed the day and year first written above.

OWNER                                         DESIGN CONSULTANT
Legg Mason Tower, Inc.                        RTKL Associates Inc.

By: /s/ Julia A. McNeal                       By:
(Signature)                                   (Signature)

Timothy C. Scheve                          /s/ Kurt Hagland_____________________
Vice President                             (Print Name)

_____________________________________      _____________________________________
(Date)                                     (Title)

                                           _____________________________________
111 South Calvert Street                   (Date)
P.O. Box 1476
Baltimore, Maryland  21203-1476            _____________________________________
                                           (Address)

                                           _____________________________________
                                           (City, State, Zip Code)



       A1

                                  EXHIBIT A
                                   BUDGET


The budget for the fit-out construction, excluding furniture, fixtures and equipment, and infrastructure improvements, for Floors 19-33, is $6,500,000.00.

The budget for infrastructure improvements is $1,870,000.00

The total budget is $8,370,000.00.



       B1

                                  EXHIBIT B
                          PROGRAM OF REQUIREMENTS


Generally, the Program of Requirements includes: Facilities Programming Study prepared by RTKL Associates Inc. dated October 30, 1996, Landlord's Work, Landlord's Other Work and Miscellaneous Approval language from Letter of Intent dated August 7, 1996, List of Physical Due Diligence Issues dated July 30, 1996, other items forwarded to Design Consultant by Project Manager via Project Manager's Letter of Transmittal dated August 1, 1996 and Facsimile Cover Sheet dated August 15, 1996, and floor plans of:

          7 East Redwood Street
          111 South Calvert Street ("Legg Mason Tower")
          100 Light Street ("USF&G Tower")

The Program of Requirements for Mechanical, Electrical, Plumbing, and Structural Engineering for Floors 34 and 35 includes the Work contemplated in Gensler's drawings dated October 18, 1996. The drawings are titled as follows: Preliminary Space Plan 34 and Preliminary Space Plan 35.

Additionally, the Program of Requirements includes the following Sublease Exhibits (attached): Exhibit K (Landlord's Pre-Possession Work); Exhibit L (Landlord's Additional Work); Exhibit N (Tenant Work Letter); Exhibit O (Pre-Approved Alterations); Exhibit P (Performance Standards); and Exhibit S (Rules and Regulations).


       C1

                                EXHIBIT C
                            MANAGEMENT PLAN


Refer to the Project Manager's Master Schedule dated November 8, 1996, and the following list of Critical Dates.


                            Critical Dates


Phase I: Operations Center and Corporate Technology - Floors 20, 21, and 25 and infrastructure to support same



Schematic Design Complete                                               11/26/96
Design Development Complete                                             12/16/96
Construction Documents Complete                                         1/17/97


Phase II:  Floors 19, 22-24, and 26-33 and infrastructure to support same



Schematic Design Complete                                               12/12/96
Design Development Complete                                             1/21/97
Construction Documents Complete                                         3/10/97


Phase III:  Engineering only for floors 34 and 35 and infrastructure to support same



Schematic Design Complete                                               12/12/96
Design Development Complete                                             1/21/97
Construction Documents Complete                                         3/10/97


       D1



                                           EXHIBIT D
                                       SCOPE OF SERVICES


The Scope of Services to be performed by the Design Consultant consist of professional tasks which have as their objective the design, technical documents and construction administration to provide the Owner with a complete and properly functioning facility. The Scope of Services shall be performed in accordance with the standard of care set forth in this Agreement. The facility shall be suitable for the purposes for which it is intended, comply with all applicable codes and laws, and completed on a timely basis within the approved construction budget. The services are described under the Project Phases in which they customarily occur. This order is for convenience only and does not necessarily reflect the sequence in which a service will actually be performed, or necessarily limit the Project, or a designated portion of the Project, to one of each Phase. These Phases may be divided to facilitate the procurement of segregated portions of the Work, pursuant to the approved Management Plan (Exhibit C). The Owner reserves the right to designate the phasing of segregated portions of the Work and to modify the Management Plan, within the terms and conditions of this Agreement.

A.	PRE-DESIGN PHASE

	1.	The Design Consultant shall examine and analyze available
                information provided by the Owner and Project Manager and shall advise and recommend as to additional information necessary to begin the programming for the Project.

	2.	Programming (space familiarisation, facility programming and analysis, space and workstation review and standardisation, and schedule development):

	All aspects of the project other than furniture, fixtures and equipment, shall be thoroughly reviewed and objectives defined. Executive Management will be interviewed to acquire a statement of the long range business plan and corporate image to be supported in the new facility design.

        The Design Consultant shall meet with the Owner and Project Manager to determine a working schedule, agree on project control procedures, and collect as much organizational and historical data as is available consisting of, but not limited to, the following:

        a. Organizational charts, cost center breakdown, telephone lists, and other materials that reflect formal and informal reporting relationships and lines of communication.
	b.	Plans of existing facilities at some scale; showing existing departmental locations.
	c.	Historical background information relating to past growth and studies that may have been completed in-house relating to this project.


       D2

	d.	Determine overall objectives and constraints of the project and establish an outline of the operational requirements for the project.
	e.	Obtain a thorough understanding of the image and quality that is to be achieved in the design of the facility.
	f.	Determine the Departments functions, systems, and procedures.
                Determine the work and paper flow, desired and required adjacency, the public and interior movement patterns, security requirements, and any special requirements within each Division/ Department.
        g. Qualify and categorize personnel in accordance with the Owner's space and furniture standards, as applicable. Identify relationships and interface requirements between various individuals and levels of staff. Survey individual office and work station requirements to determine furniture and equipment requirements related to the tasks performed.
	h.	Determine specific requirements for special facilities such as reception areas, file and equipment areas, conferencing areas, mail operations, etc.
	i.	Acknowledge preliminary project budget prepared by Project
                Manager based on the image and quality objectives set for the project.
	j.	Coordinate with Project Manager in order to prepare a
                programming schedule identifying critical completion dates and dates for decisions required by the Project Team.

	The Design Consultant shall develop a comprehensive space programming management report summarizing all conclusions reached as a result of the investigations and analysis made. The report will begin with a management summary clearly outlining the options which have been identified in the course of the study, together with recommended actions.

	Additionally, the report shall include three "test fits"; one each for type "A," "B" and "C" floors as described in the Program.

        3. Preparation of preliminary stacking diagrams and space layouts; conceptual design, finalization of space layout, and the preparation of budgetary estimates.

	The professional design team shall develop summary information about the preliminary space layouts indicating total rentable square foot requirements, allocation of total rentable square footages by use and the useable to rentable ratio.

        Upon the Owner's written approval of the programming report, the Design Consultant shall prepare space allocation plans incorporating the Owner's requirements as documented in the approved space programming management report. These space allocations shall:

	a.	Incorporate blocking and stacking plans indicating shape of
                assigned areas for proper flow of work between units and satisfaction of adjacency requirements.
        b. Delineate functional alignments and adjacency and expansion needs over a predetermined period of growth, and as appropriate, indicate personnel,

       D3

                furniture and equipment and any other
                information in enclosed and open space that would facilitate thorough and complete understanding of the plans.
	c.	Include necessary revisions, major and minor, to all plans and revised drawings being prepared for approval.
	d.	Be reviewed with the Owner for compliance with the User's
                operational requirements.
	e.	Review and update the project schedule to reflect progress to date.

4.	The Design Consultant shall provide those Pre-Design Phase services, which are in addition to the services described elsewhere in Exhibit D, required by the Request For Proposal dated July 12, 1996 (including the Project Manager's Letter of Transmittal dated August 1, 1996 and Facsimile Cover Sheet dated August 15, 1996), and offered by the Design Consultant through its proposal dated August 6, 1996 and its letter dated August 20, 1996. In those instances where the Design Consultant's proposal differs from this Agreement, the Agreement shall have precedence.

B.	SCHEMATIC DESIGN PHASE

1.	Upon written authorization from the Owner to proceed and, based on the approved Design Narrative, the Project Construction Budget, Program of Requirements, and the Management Plan (Exhibits A, B and C) the Design Consultant shall prepare Schematic Design Studies consisting of drawings and other documents illustrating the design concept, scale and relationship of the Project components for approval by the Owner.

2.	The Design Consultant shall provide the Project Manager periodically with copies of Schematic Design Studies for the Project Manager's review during the Schematic Design Phase. At the end of the Schematic Design Phase the Design Consultant shall provide the Project Manager with complete sets of the drawings and other documents for approval by the Owner.

3.	Documents prepared by the Design Consultant for final Schematic Design Phase submittal shall include drawings and a written report.  The drawings shall include,  but not be limited to, schematic plans of all floor plan conditions, and simplified elevations indicating the fundamentals of the architectural concept.  The report shall incorporate the status of the
Design Schedule as outlined in the Management Plan.  Further, the report shall include such discussion of design factors, if any, as are pertinent in the opinion of the Design Consultant and outline descriptions of proposed engineered systems, construction methods, materials and work to be included in the construction contracts.

4.	To be considered acceptable for final Schematic Design Phase submittal, the documents shall contain, as a minimum:

a.	Architectural

       D4


-	Single-line drawings showing complete building layout, identifying the various major areas, core areas and their relationships.

-	Preliminary exterior wall cross section and elevation indicating location and size of fenestration, and indicating overall thermal transfer value for exterior wall envelope.

-	Identification of roof system, deck, membrane flashing and drainage technique and indicating overall combined heat transfer coefficient for roof/ ceiling composite and roof area.

-	Identification of all proposed finishes (includes all exterior surfaces, doors and windows).

-	Gross and net area calculations separated to show conformance with the
Program of Requirements.

b.	Structural

-	Structural systems layout with overall dimensions and floor elevations.

c.	Mechanical

-	Block heating, ventilating and cooling loads calculations including skin versus internal loading.

-	Minimum of two HVAC systems that appear compatible with loading conditions for subsequent life-cycle costing.

-	Single-line drawings of all mechanical equipment spaces, duct chases and pipe chases.

-	Location of all major equipment in allocated spaces.

d.	Electrical

-	Lighting fixtures outlined in plan and roughly scheduled showing types and quantities of fixtures to be used.

-	Major electrical equipment roughly scheduled indicating size and capacity.

-	Complete preliminary one-line electrical distribution diagrams with indications of final location of service entry, switchboards, motor control centers, panels, transformers and emergency generator, if required.

       D5


-	Legend showing all symbols used on drawings.

5.	Upon Owner acceptance and approval of the Schematic Design, the structural bay sizes, floor elevations and exterior wall locations (building "footprint") may not be changed except by a Design Phase Change Order.

C.	DESIGN DEVELOPMENT PHASE

1.	The Design Consultant shall prepare from the approved Schematic Design
Studies, for further approval by the Owner, the Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the entire Project as to structural, mechanical and electrical systems, materials and such other essentials as may be appropriate.

2.	Design Development Documents prepared by the Design Consultant shall include drawings and a written report in more detail than the Schematic Design Documents and shall take into account the Owner's comments on the previous submittal. Drawings shall include dimensioned site development plan, floors plans, elevations, and one or more typical sections indicating proposed construction. Drawings shall also include information on major finishes as well as diagrammatic drawings illustrating fundamentals of major engineered systems, i.e., structural, mechanical and electrical.

3. The Design Consultant shall provide the Project Manager periodically with copies of in-progress Design Development Documents during the Design Development Phase. At the end of the Design Development Phase the Design Consultant shall provide the Construction Program Manager with complete sets of drawings and other documents for approval by the Owner. The documents for this final Design Development Phase submittal shall consist of, as a minimum:

a.	Architectural

-	Floor plans with final room locations including all openings.

-	Wall sections showing final dimensional relationships, materials and component relationships.

-	Identification of all fixed and loose equipment to be installed in contract.

-	Finish schedule identifying all finishes.

-	Well-developed door and hardware schedule showing final quantity plus type and quality levels.

-	Preliminary development of details and large scale blow-ups.

       D6


-	Legend showing all symbols used on drawings.

-	Outline specifications.

-	Reflective ceiling development including ceiling grid and all devices that penetrate ceiling (i.e., light fixtures, sprinkler heads, ceiling register or diffusers, etc.).

b.	Structural

-	Plan drawings with all structural members located and sized.

-	Beam, column and connection schedules.

-	Final building elevations.

-	Outline specifications.

c.	Mechanical

-	Heating and cooling load calculations for each space and major duct or pipe runs sized to interface structural.

-	Major mechanical equipment scheduled indicating size and capacity.

-	Duct work and piping substantially located and sized.

-	Devices in ceiling located.

-	Legend showing all symbols used on drawings.

-	Outline specifications.

d.	Electrical

-	All power consuming equipment and load characteristics.

-	Total electric load.

-	Major electrical equipment (switchgear, distribution panels, emergency generator, transfer switches, UPS system, etc.) dimensioned and drawn to scale into the space allocated.

-	Complete preliminary site lighting design.

-	Outline specifications.

       D7


-	Lighting, power, telecommunications and office automation devices and receptacles shown in plan.

-	Final light fixture schedule.

-	Interior electrical loads estimate for systems furniture, receptacles, lighting, food service equipment, and any other special use areas, etc.

D.	CONSTRUCTION DOCUMENTS PHASE

1.	Upon written authorization from the Owner to proceed, the Design
Consultant shall prepare from the approved Design Development Documents, Working Drawings and Specifications setting forth in detail the requirements for the construction of the entire Project. The Owner will provide the Conditions of the Contract (General and any Supplementary), Advertisement for Bids, Instructions to Bidders, time control specification provisions, and Construction Proposal Forms and Agreement(s) which the Design Consultant shall incorporate into the Construction Documents.

2.	Construction Documents shall be packaged as prescribed in the Management
Plan and completed in accordance with the Schedule.

3.	Detailed drawings shall cover all work included in the Project or designated portion thereof.

4.	Single or multiple contracts shall be as stated in the Management Plan, and the detailed drawings for each contract shall be prepared by the Design Consultant with appropriate designation noted thereon.

5.	Specifications shall be prepared using the Construction Specifications
Institute 16 division format.

6.	The Design Consultant shall provide the Project Manager periodically with copies of in-progress Construction Documents during this phase. Additionally, and in accordance with the Management Plan, the Design Consultant shall submit for approval by the Owner preliminary Construction Documents at the stage of 60% completeness.

7.	After review and approval of the 60% Construction Documents by the
Owner, the Design Consultant shall continue with preparation of final Construction Documents and Bid Documents, including final Specifications for all authorized work on the Project and shall incorporate in those final documents the comments and any modifications and changes desired by the Owner and any modifications required for compliance with all applicable codes, regulations, standards, the approved program, and prior written approvals and instructions of the Owner. The resulting final Construction Document submittal is to be a complete, fully coordinated, integrated

       D8


package, suitable for bidding distribution, without any significant addenda or further clarification required.

8.	The Design Consultant shall participate in such reviews and meetings as are necessary to ensure that the project design confirms to all applicable codes and all requirements of responsible agencies and will make any changes to the Construction Documents which are required for issuance of all permits and legal authorizations needed to construct the Project.

E.	CONSTRUCTION BID/AWARD PHASE

1.	After receiving written authorization from the Owner, the Design
Consultant shall proceed with the Construction Bid/Award Phase. There may be more than one Construction Bid/Award Phase, depending upon the Management Plan.

2.	The Design Consultant shall prepare such clarifications and addenda to the bidding documents as may be required. The Design Consultant will provide these to the Owner.

3.	The Project Manager will schedule and conduct Prebid Conferences with prospective bidders to review the Project requirements. The Design Consultant shall provide knowledgeable representatives, including representatives of its consultants, to participate in these conferences to explain and clarify Bidding Documents. Within two days after the Prebid Conference the Design Consultant shall deliver to the Owner, if needed, a final Addendum.

4.	The Design Consultant shall assist the Project Manager and the Owner in obtaining or evaluating bids or negotiating proposals and preparing recommendations for the Owner concerning the contract award.

5.	Should first bidding or negotiation produce prices in excess of the approved budget, the Design Consultant shall participate with the Project Manager in such rebidding, renegotiation, and redesign, at no additional expense to the Owner, as may be necessary to obtain price(s) within the approved budget or price(s) acceptable to the Owner. The Owner will assist in redesign decisions. All redesign must be approved by the Owner.

6.	Should the Design Consultant redesign or conduct rebidding under its responsibilities set out in the preceding paragraph, its Construction Phase and Post Construction Phase services shall be extended to take redesign/rebid delays into account at no additional expense to the Owner.

7.	The Design Consultant shall assist the Project Manager in the preparation of the Agreement(s) Between Owner and Contractor(s) for the Owner's execution. The Project Manager will coordinate award(s) and Notice(s) to Proceed for the Owner.

       D9


F.	CONSTRUCTION PHASE

1.	The Construction Phase for each portion of the Project will commence with the award of the Construction Contract and will terminate when the Substantial Completion payment is made by the Owner.

2.	The Design Consultant shall consult with the Project Manager and the
Owner and participate in all decisions as to the acceptability of subcontractors and other persons and organizations proposed by the Contractor for various portions of the work.

3.	The Design Consultant shall review and approve shop drawings, samples, and other submissions of Contractor(s) as well as the Work performed by the Contractor(s) for conformance with the design concept of the Project and for compliance with the Contract Documents. The review and return of submittals shall be accomplished by the Design Consultant within fourteen (14) calendar days from date of receipt except when authorized by the Project Manager.

4.	The Project Manager will establish with the Design Consultant procedures to be followed for review and processing of all shop drawings, catalog submissions, Project reports, test reports, maintenance manuals, and other necessary documentation, as well as requests for changes and applications for extensions of time.

5.	The Design Consultant shall, when requested by the Project Manager, prepare Change Order documentation.

6.	The Design Consultant shall render to the Project Manager, within two
(2) working days unless otherwise authorized by the Project Manager, interpretations of requirements of the Contract Documents. The Design Consultant shall make all interpretations consistent with the intent of and reasonably inferable from the Contract Documents. The Design Consultant's decision in matters relating to artistic effect shall be final if consistent with the intent of the Contract Documents.

7.	Should errors, omissions or conflicts in the drawings, specifications or other Contract Documents by the Design Consultant be discovered, the Design Consultant will prepare and submit to the Project Manager, within two (2) working days unless otherwise authorized by the Project Manager, such amendments or supplementary documents and provide consultation as may be required, for which the Design Consultant shall make no additional charges to the Owner.

8.	The Project Manager, as the exclusive representative of the Owner throughout this Contract, shall be the single point of contact with any and all Contractors, except when the Project Manager or the Owner shall direct the Design Consultant otherwise. All instructions to the Contractor(s) shall be issued by and through the Project Manager except when the Design Consultant is directed otherwise by the Project Manager.

       D10


9.	The Design Consultant will have access to the Work at all times.  All site visits, observations and other activities by the Design Consultant shall be coordinated through the Project Manager.

10.	The Design Consultant and its consultants (including, but not limited to, the structural, mechanical and electrical disciplines) shall make such periodic visits to the Project site as may be necessary to familiarize themselves generally with the progress and quality of the Work and to determine in general if the Work is proceeding in accordance with the Contract Documents. On the basis of such on-site observations, the Design Consultant and its consultants shall take the appropriate steps to guard the Owner against defects and deficiencies in the Work of the Contractor. If the Design Consultant observes any work that does not conform to the Contract Documents, the Design Consultant shall immediately make an oral and written report of all such observations to the Project Manager. The Design Consultant and its consultants shall not be required to make exhaustive or full-time on-site observations to check the quality or quantity of the Work, but shall make as many observations as may be reasonably required to fulfill their obligations to the Owner. The Design Consultant shall not be responsible for construction means, methods, techniques, sequences or procedures, or safety precautions and programs in connection with the Work, and shall not be responsible for the Contractor's failure to carry out the Work in accordance with the Contract Documents.

11.	Periodic visits of the Design Consultant shall be not less than once weekly, timed to coincide with the weekly construction progress meeting with the Contractor. Each engineering discipline shall make periodic visits not less than once every two weeks, during the course of work applicable to its discipline. During critical work phases, each engineering discipline may be required to make periodic visits weekly, timed to coincide with the weekly construction progress meeting. The engineering disciplines shall prepare and submit a report on each visit, submitted via the Design Consultant to the Project Manager within 3 working days of the visit.

12.	The Design Consultant shall render written field reports relating to the periodic visits and observations of the Project required by paragraph 11 within three (3) working days to the Project Manager in the form required by the Project Manager.

13.	Based upon observations at the site and upon the Contractor's applications for payment, the Project Manager and Design Consultant shall determine the amount owing to the Contractor(s), pursuant to the terms of the Owner/Contractor Agreement, and shall issue Certificates for Payment to the Owner in such amounts. The Project Manager shall consult with the Design Consultant in the determination of the amount due the Contractor and the Design Consultant shall sign the Certificate of Payment prior to the time it is transmitted to the Owner by the Construction Program Manager.

       D11


The Design Consultant's signing of a Certificate of Payment shall constitute a representation by the Design Consultant to the Owner, based upon the Design Consultant's observations at the site and the data comprising the Application for Payment that the Work has progressed to the point indicated, that to the best of the Design Consultant's knowledge, information and belief, the quality of the Work appears to be in accordance with the Contract Documents (subject to: an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion; the results of any subsequent tests required by the Contract Documents; minor deviations from the Contract Documents correctable prior to completion; and to any specific qualifications stated in the Certificate for Payment), and that the Contractor is entitled to payment in the amount certified. However, if it should later be found that the Contractor has failed to comply with its contract with the Owner in any way or detail, such failures and subsequent compliance shall be the sole responsibility of said Contractor. By signing a Certificate for Payment to the Owner, the Design Consultant shall not be deemed to represent that it has made any examination to ascertain how and for what purpose the Contractor has used the monies paid on account of the Construction Contract Sum.

14.	If, in accordance with its duty, the Design Consultant advises the
Project Manager of non-conforming work as stated in paragraph 10, the Design Consultant shall confirm the non-conformance in writing to the Project Manager within two (2) days of observation.

15. The Project manager shall have authority to condemn or reject Work on behalf of the Owner when in the Project Manager's or the Design Consultant's opinion the Work does not conform to the Contract Documents. Whenever in the Project Manager's or the Design Consultant's reasonable opinion it is considered necessary or advisable to insure the proper implementation of the intent of the Contract Documents, the Project Manager shall have the authority to require special inspection or testing of any Work in accordance with the provisions of the Contract Documents whether or not such Work is fabricated, installed or completed.

16.	The Design Consultant shall assist in obtaining governing agency occupancy approval if any exceptions arise related to the design or specified materials.

17.	When the Owner and the Project Manager agree that the Work or portions of the Work are substantially complete, the Design Consultant and its consultants shall inspect the Work or portions of the Work and prepare and submit to the Project Manager punchlists of the Work of the Contractor(s) which is not in conformance with the Contract Documents. The Project Manager shall transmit such punchlists to the Contractor(s). The Owner may request that the Design Consultant inspect and prepare a punchlist on any portion of the Work.

G.	POST CONSTRUCTION PHASE

       D12


1.	The Post Construction Phase will commence upon the issuance of the
Substantial Completion Certificate and shall be completed upon the expiration of the guarantee/warranty period.

2.	The Design Consultant shall prepare a set of reproducible record  prints of drawings showing significant changes in the Work made during the construction process, based on neatly and clearly marked-up contract drawings, prints, and other data furnished by the Contractor(s) and the applicable Addenda, Clarifications, and Change Orders which occurred during the Project.

3.	The Design Consultant shall provide assistance in the original operation of any equipment or system such as initial start-up, testing, adjusting and balancing.

4.	The Design Consultant and/or its consultants shall observe and review test data of the original operation of any equipment or system such as initial start-up testing, adjusting and balancing to make sure that all equipment and systems are properly installed and functioning in accordance with the design and specifications.

5.	The Design Consultant shall review the Contractor furnished maintenance and operating instructions, schedules, guarantees, bonds, and certificates of inspection as required by the Construction Documents and forward all approved copies to the Project Manager for use by the Owner. In addition, the Design Consultant shall conduct such observations as necessary to ensure all material and equipment warranties are in compliance with applicable specifications.

6.	The Design Consultant and its consultants shall conduct up to two (2)
comprehensive Final Completion inspections per construction contract at the request of the Owner. If more than two (2) Final Completion inspections are required, through no fault of the Design Consultant, the additional inspections shall be deemed additional services.

7.	Upon correction of the deficiency reports (punchlists), and acceptance of all other close-out submittals and certificates of the Contractor, the Project Manager and the Design Consultant shall approve the Application for Final Payment and forward it to the Owner for execution.

8.	The Design Consultant and its consultants shall conduct an inspection of the Project ten (10) working days prior to warranty expiration and provide to the Owner a written report specifying any warranty deficiencies which may exist.

       E1


                               EXHIBIT E
                          ADDITIONAL SERVICES


If any of the following Additional Services are authorized in advance by the Owner in writing, the Design Consultant shall furnish or obtain from others the authorized services. The Design Consultant shall be paid for these additional services by the Owner as herein provided to the extent they exceed the obligations of the Design Consultant under this Agreement.

1.	Fully detailed presentation models or presentation renderings.

2.	Providing financial feasibility or other special studies.

3.	Providing planning surveys or alternative site evaluations.

4.	Providing design services relative to base building upgrades by Landlord to future facilities, systems and equipment which are not intended to be constructed as part of the Project other than general planning and Master Planning for future work as indicated by the Program of Requirements.

5.	Making major revisions in Drawings, Specifications or other documents when such revisions are inconsistent with written approvals or instructions previously given by the Owner or are due to causes beyond the control and without the fault and negligence of the Design Consultant or its consultants or agents.

6.	Preparing supporting data and other services in connection with an
Owner-initiated change order if the Basic Compensation is not commensurate with the services required of the Design Consultant.

7.	Providing operating and maintenance manuals, training personnel for operation and maintenance, and consultation during operations other than initial start-up.

8. 	Preparing to serve or serving as an expert witness for the Owner in connection with any public hearing, arbitration proceeding or legal proceeding; however, preparing to serve or serving as a fact witness for the Owner or rendering testimony necessary to secure governmental approval of zoning or land use clearances for the Project shall not constitute an additional service.

9.	Providing services for interior furnishings, furniture and equipment or graphics design (other than functional signage, which includes departmental, support area and building core signage).

       E2


10.	Providing professional services made necessary by the default of a
Contractor or by major defects in the Work of the Contractor in the performance of the Construction Contract.

11.	Providing surveying services such as platting; mapping; subdivision agreements or recording subdivision plats.

12.	Providing additional or extended services during construction made necessary by (a) defective work of the Contractor; (b) prolongation of the Construction Contract time by more than 90 days, provided the prolongation is not due to the fault or negligence of the Design Consultant, its employees, consultants or agents and (c) default under the Construction Contract due to delinquency or insolvency.

13.	Providing extensive assistance in the initial start-up and test operations of equipment or systems which is beyond the scope of that normally required to insure proper operation in accordance with the design and specifications.

14.	Providing more than one (1) complete Substantial Completion (punch-list)
inspection attended by all disciplines and more than two (2) follow-up inspections to determine Final Completion.

15.	Providing additional services and costs necessitated by out-of-town travel required by the Design Consultant and approved by the Owner other than visits to the Project and other than for travel required to accomplish the Basic Services.

16.	Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practices consistent with the terms of this Agreement.

17.	As described in Exhibit B, providing interior design and engineering services for mechanical, electrical, plumbing, and structural requirements of interconnecting stairwell from the 33rd floor to the 35th floor; structural requirements for new emergency generator; and architectural, mechanical, electrical, plumbing, and structural requirements for replacing transformers on floors 20-36. A Forty Thousand Dollar ($40,000.00) time-spent, not-to-exceed, allowance is provided for through this Agreement for the three items described in this paragraph.

       E3


18.	Hourly Rate Schedule for Additional Services:

                Vice President                                   $150.00
                Senior Project Manager                           $120.00
                Project Manager                                  $105.00
                Senior Project Architect/Engineer/Planner         $95.00
                Project Architect/Engineer/Planner                $80.00
                Senior Staff Architect/Engineer/Planner           $65.00
                Staff                                             $50.00
                Technical Assistant                               $40.00





Additional Services Authorizations

	ASA 1 to 10 were not used.


ASA #11         Electrical Closet Upgrades                      $18,000.00
ASA #12         Structural Engineering for Generator            $15,017.57
		(Cooling Tower)
ASA #13         Design Consultants                              $10,427.02
ASA #14         Phase III Staircase                             $12,080.45
ASA #15         Miscellaneous Structural Analysis               $ 3,926.00
ASA #16         Mechanical/Electrical Systems Options           $ 5,000.00
ASA #17         Switch Floor 20 to 22 to Accommodate            $ 5,520.00
		Baltimore Sales
ASA #18         Corporate Tech(25th floor) planning             $ 6,405.00
		and document changes
ASA #19         Re-stack and Re-planning                        $23,252.29
ASA #20         Structural Engineering for Dry Coolers          $ 4,096.90
		at Roof Design
ASA #21         Furniture Consulting Services                   $98,780.00
ASA #22         Work on B-1                                     $29,603.50
ASA #23         Work on 7th Floor                               $43,255.00
ASA #24         Stairs between 19th and 20th floor              $19,264.20
ASA #25         Revisions to CD persuant to Walsh-Lowe          $ 3,560.00
ASA #26		not used
ASA #27         Revisions to Floors 7, 26, & 32                 $28,966.90
ASA #28		not used
ASA #29         Changes after issue of Phase I, II CD  S        $46,344.60
ASA #30         Changes after 7/14/97                           $41,749.68
ASA #31  		not used
ASA #32         Cafeteria                                       $20,668.65
ASA #33         Changes in Project Phasing                      $23,318.00
ASA #34         Changes during I & II CDS                       $36,115.00
ASA #35         MEP Engineering for Bulletins                   $10,500.00
ASA #36         MEP Engineering for 34/35 Electrical Rev         $4,225.32
                Signage                                         $34,009.58
TOTAL                                                          $544,085.66

**********Earliest Invoice 8/1/96
**********Latest Invoice 2/28/98